Eastern Light Capital Announces 2009 Financial Results

SAN FRANCISCO, CA -- (Marketwire - April 15, 2010) - Eastern Light Capital, Incorporated ("ELC") (NYSE Amex: ELC), a specialty lender organized as a real estate investment trust ("REIT"), announced 2009's fourth quarter and twelve month financial results. ELC reported a net loss of $2,372,458 ($(6.60) basic and diluted per share) for the three months ended December 31, 2009 and a net loss of $2,768,594 ($(7.73) basic and diluted per share) for the twelve months ended December 31, 2009, as compared to a net loss of $636,628 ($(1.68) basic and diluted) and a net loss of $619,718 ($(1.64) basic and diluted), respectively, for the like periods in 2008. Revenues were reported as $67,238 for the three months ending December 31, 2009 and $388,581 for the twelve month period ending December 31, 2009, as compared to $131,337 and $656,578 for like periods in 2008.

During 2009, ELC's revenues contracted due to the continued reduction of the mortgage loan portfolio balance, borrower delinquencies and foreclosures. As of December 31, 2009 and 2008, the mortgage loan portfolio balance totaled $2,690,737 and $5,460,948, respectively while real estate owned totaled $6,714,174 and $5,086,781 respectively.

About Eastern Light Capital

ELC is a specialty lender, organized as a REIT that has invested in high yielding, mortgage loans located primarily in California. Until 2007, ELC was externally managed. Historically, only residential loans with a combined loan-to-value of 75% or less were originated for ELC's mortgage investment portfolio. Due to the suspension of ELC's mortgage banking business, unsold mortgages with a loan-to-value greater than 75% were transferred to ELC and are currently part of ELC's core portfolio. ELC is examining strategic changes to its existing business model and investment policies to restore profitability and enhance shareholder value.

This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. ELC's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of ELC's investments and unseen factors. As discussed in ELC's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

Contact:
Eastern Light Capital, San Francisco
Gregory Bronshvag: Vice President and Corporate Secretary
415-693-9500 x101
IR@caitreit.com
www.elcreit.com